EXHIBIT 23.2


The Board of Directors
Burlington Resources Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Burlington Resources Inc. (the "Registrant") dated December 20, 2000 of our report dated March 3, 2000 with respect to the consolidated balance sheets of Burlington Resources Canada Energy Ltd. as of December 31, 1999 and 1998 and the consolidated statements of income, retained earnings and cash flows for each of the years in the three year period ended December 31, 1999, which report was filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and as an exhibit to the amendments to such Annual Report.

/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
December 20, 2000